Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS FOURTH QUARTER RESULTS
Tempe, AZ — February 26, 2009 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported financial GAAP and non-GAAP results for the fourth quarter and fiscal year ended December 31, 2008.
Non-GAAP Fourth Quarter 2008 vs. Fourth Quarter 2007
•	Total revenues increased 47.2% to $123.0 million from $83.6 million;

•	Lease revenues increased 47.3% to $109.4 million from $74.2 million;

•	Lease revenues comprised 88.9% of total revenues for the fourth quarter of 2008 and 2007;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 78.6% to $57.9 million from $32.4 million;

•	Net income was $18.2 million compared to $12.4 million, an increase of approximately 46.3%;

•	Diluted earnings per share (“EPS”) were $0.42 and $0.36 for the current and prior year’s fourth quarter, respectively;

•	EBITDA margin rose to 47.1% from 38.8%; and

•	Operating margin increased to 38.4% from 32.1%.
Non-GAAP results for the fourth quarter exclude approximately $6.8 million of integration, merger and restructuring expense the Company incurred in connection with the merger transaction (“merger”) with Mobile Storage Group (“MSG”) on June 27, 2008, the related restructuring of our manufacturing operations and a goodwill impairment charge of $13.7 million. Non-GAAP reconciliation tables are on page 6, and show the effects of integration, merger and restructuring expense and goodwill impairment adjustments to comparable GAAP figures. Similar to the experience of many companies, Mobile Mini’s market capitalization declined in the fourth quarter as a result of the overall business environment and the volatility in the equity markets. As a result, we had an estimated non-cash goodwill impairment charge. The fair values of our three reporting units in the aggregate exceeded the aggregated book value of the Company as of December 31, 2008, however, for two of our reporting units, the fair values were less than the book values, and as a result we have estimated a non-cash goodwill impairment charge totaling $13.7 million related to our U.K. and Netherlands operations.
Fourth quarter results include share-based compensation expenses under SFAS 123(R) of approximately $1.2 million before tax, and $0.8 million after tax, applicable to share-based compensation in the fourth quarter of 2008 and approximately $0.8 million before tax and $0.6 million after tax in the fourth quarter of 2007.
For the full year 2008, revenues were $415.4 million, non-GAAP EBITDA was $175.0 million and non-GAAP diluted earnings per share were $1.49.
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Mobile Mini, Inc. News Release February 26, 2009	Page 2
Other Fourth Quarter Highlights
•	The average utilization rate was 73.9% versus 81.0% during the fourth quarter of 2007 which is partially explained by the lower utilization rate of the acquired MSG fleet;

•	Yield (total lease revenues per unit on rent) was down 5.9% compared to last year’s fourth quarter; however, had MSG and Mobile Mini been consolidated in last year’s fourth quarter, yield would have been down only 3.3% versus the prior year’s fourth quarter; the decline was primarily due to the mix of having fewer offices (which rent for higher prices as compared to storage containers) as a percentage of total units on rent. In addition, foreign currency exchange rates also contributed to the decline.

•	The lease fleet increased 71.0% to approximately 273,700 units at December 31, 2008 as compared to 160,100 units at December 31, 2007, primarily due to the merger;

•	The average number of units on rent increased 56.5% to approximately 201,800 from approximately 129,000 in the fourth quarter of 2007;

•	Capital expenditures, net of proceeds from sales, were $14.9 million for the fourth quarter of 2008 compared to $27.9 million in the prior year’s fourth quarter;

•	Funded debt to EBITDA, calculated in accordance with Company’s revolving credit facility, was 3.9-to-1 at December 31, 2008; and

•	Free cash flow, excluding two opportunistic acquisitions, was $19.0 million, compared to a $3.7 million cash requirement in the 2007 fourth quarter.
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “2008 was a landmark year for Mobile Mini, highlighted by our merger transaction with MSG. The year was also notable for its increase in customers, up approximately 27% to 118,000, from 93,000 one year earlier. For the year, as a whole we generated $33.9 million in free cash flow compared to a cash requirement of $37.7 million in 2007. During the fourth quarter, we reduced outstanding borrowings by $34.6 million, and closed the year with $332.8 million of unused borrowing capacity under our $900.0 million revolving credit facility, which doesn’t mature until June 27, 2013. Finally, because of significant merger-related synergies and cost savings that we achieved in the second half of the year, we met our non-GAAP EBITDA and EPS guidance, despite lower than expected lease revenues due to the current business environment.”
He continued, “Mobile Mini now serves most major U.S. and U.K. markets, having added 18 U.S. branches and 11 branches in the UK last year. As previously reported, we also consolidated overlapping branches and made significant cuts in manufacturing and branch overhead. We also have 24 operational yards staffed with dispatchers and drivers, allowing us to less expensively service customers in those markets. We made a decision to reduce costs by turning some of our branches into operational yards, where we don’t have the cost of management and a sales team as these functions are handled by a nearby branch. Other measures taken to optimize our business during the current economic downturn included the sale of less productive non-core lease assets and right sizing our fleet by relocating units between branches. In the fourth quarter of 2008, we made the difficult decision to eliminate 430 positions encompassing manufacturing, branch and corporate personnel. The annual payroll savings is approximately $15.2 million, of which $6.6 million should favorably impact the income statement in 2009.”
Outlook
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “The only thing that is clear about 2009 is that it will be a challenging year. With far less visibility in our business than in prior years, we are suspending our practice of providing annual guidance. With the depressed economy, particularly the non-residential construction and the consumer sectors, coupled with tight credit markets, providing guidance is extremely difficult and unreliable.”

Mobile Mini, Inc. News Release	Page 3
February 26, 2009
He went on to say, “For 2009, our financial goals place as much emphasis on our balance sheet and cash flow statements as our P&L. We expect that in 2009 we will continue to take costs out of our business, preserve capital, reduce net capital expenditures to between $15 million to $25 million, generate free cash, and pay down debt. Significant reductions in our discretionary capital expenditures, coupled with approximately $30 million of annualized cost synergies from the MSG merger, will take us far in achieving those objectives. We also have the ability to reduce costs further, if necessary, in the event of an extended economic downturn. At the same time, we are doing everything possible to keep our utilization rates and correspondingly, lease revenues, at productive levels. In addition to executing our traditional sales and marketing activities, MSG’s expertise in developing national accounts is being expanded across all branches. Additionally, with the passage of the U.S. economic stimulus package last month, we have established a dedicated team focused on government opportunities arising from the infusion of funds earmarked for municipal, state and Federal projects. Approximately 10% of our units on rent at December 31, 2008 were to government and institutional customers.”
Mr. Funk concluded, “We feel very positive about our balance sheet and liquidity condition given that we have in excess of $300 million of borrowing availability at December 31, 2008, under our credit facility; we continue to pay down debt; we have no financial maintenance covenants under our senior notes and the financial maintenance covenants in our credit facility are not applicable unless we fall below $100 million in borrowing availability.”
Discussing the competitive environment, Mr. Bunger noted, “Some of the large players in the office rental business are far more leveraged than Mobile Mini, which when combined with lower demand, may have pressured those companies into lowering their rental rates to maintain utilization. Fortunately, close to 80% of our lease fleet is storage containers, with the balance being offices (where pricing pressure was greater), which was partially responsible for the decline in fourth quarter yield. While we don’t welcome recessions, if history repeats itself, there should be a bright side in the form of market share gains once the economy turns as we capitalize upon our unique strengths including a solid balance sheet with low capital expenditures, 94 branches which give us geographic and customer diversity, and the transportability of our fleet from one branch to another, all coupled with superior products and service.”
Conference Call
As previously announced, Mobile Mini will host a conference call today, February 26th at 11:00 am Eastern Time. To listen to the live call, dial 706-679-0885 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of approximately 281,600 portable storage units and portable offices with 94 branches in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding free cash flow, ability to reduce costs and capital expenditures, and the Company’s ability to gain market share and cost synergies, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
See Accompanying Tables

Mobile Mini, Inc. News Release	Page 4
February 26, 2009
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2008	2008	2007
	GAAP	Non-GAAP(3)	GAAP
Revenues:
Leasing	$109,352	$109,352	$74,241
Sales	12,816	12,816	8,761
Other	858	858	548

Total revenues	123,026	123,026	83,550

Costs and expenses:
Cost of sales	8,482	8,482	6,057
Leasing, selling and general expenses	56,603	56,603	45,128
Integration, merger and restructuring expense (1)	6,759	—	—
Goodwill impairment (2)	13,667	—	—
Depreciation and amortization	10,646	10,646	5,564

Total costs and expenses	96,157	75,731	56,749

Income from operations	26,869	47,295	26,801
Other income (expense):
Interest income	66	66	30
Interest expense	(17,560)	(17,560)	(6,612)
Foreign currency exchange	(59)	(59)	54

Income before provision for income taxes	9,316	29,742	20,273
Provision for income taxes	9,070	11,529	7,829

Net income	246	18,213	12,444
Undistributed earnings attributable to preferred stock	(49)	(49)	—

Net income available to common shareholders	$197	$18,164	$12,444

Earnings per share:
Basic	$0.01	$0.53	$0.36

Diluted	$0.01	$0.42	$0.36

Weighted average number of common and common share equivalents outstanding:
Basic	34,244	34,244	34,512

Diluted	42,963	42,963	34,916

EBITDA	$37,522	$57,948	$32,449

1)	Integration, merger and restructuring expense in 2008 represents those costs that we accrued in connection with the merger with MSG and the charge for those costs that we wrote down in connection with the restructuring of our manufacturing operations as a result of the MSG merger and is excluded in the Non-GAAP presentation.

2)	Goodwill impairment in 2008 represents the estimated non-cash write-off of portions of goodwill relating to our U.K. and Netherlands operations and is excluded in the Non-GAAP presentation.

3)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

Mobile Mini, Inc. News Release February 26, 2009	Page 5
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)/(includes effects of rounding)

	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2008	2007	2007
	GAAP	Non-GAAP (4)	GAAP	Non-GAAP (4)
Revenues:
Leasing	$371,560	$371,560	$284,638	$284,638
Sales	41,267	41,267	31,644	31,644
Other	2,577	2,577	2,020	2,020

Total revenues	415,404	415,404	318,302	318,302

Costs and expenses:
Cost of sales	28,044	28,044	21,651	21,651
Leasing, selling and general expenses	212,335	212,335	166,994	166,994
Integration, merger and restructuring expense (1)	24,427	—	—	—
Goodwill impairment (2)	13,667	—	—	—
Depreciation and amortization	31,767	31,767	21,149	21,149

Total costs and expenses	310,240	272,146	209,794	209,794

Income from operations	105,164	143,258	108,508	108,508
Other income (expense):
Interest income	135	135	101	101
Interest expense	(48,146)	(48,146)	(24,906)	(24,906)
Debt extinguishment expense (3)	—	—	(11,224)	—
Foreign currency exchange	(112)	(112)	107	107

Income before provision for income taxes	57,041	95,135	72,586	83,810
Provision for income taxes	28,000	37,115	28,410	32,732

Net income	29,041	58,020	44,176	51,078
Undistributed earnings attributable to preferred stock	(2,739)	(2,739)	—	—

Net income available to common shareholders	$26,302	$55,281	$44,176	$51,078

Earnings per share:
Basic	$0.77	$1.62	$1.24	$1.44

Diluted	$0.75	$1.49	$1.22	$1.41

Weighted average number of common and common share equivalents outstanding:
Basic	34,155	34,155	35,489	35,489

Diluted	38,875	38,875	36,296	36,296

EBITDA	$136,954	$175,048	$129,865	$129,865

1)	Integration, merger and restructuring expense in 2008 represents those costs that we accrued in connection with the merger with MSG and the charge for those costs that we wrote down in connection with the restructuring of our manufacturing operations as a result of the MSG merger and is excluded in the Non-GAAP presentation.

2)	Goodwill impairment in 2008 represents the estimated non-cash write-off of portions of goodwill relating to our U.K. and Netherlands operations and is excluded in the Non-GAAP presentation.

3)	Debt extinguishment expense in 2007 represents deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9.5% Senior Notes that we redeemed and is excluded in the Non-GAAP presentation.

4)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

Mobile Mini, Inc. News Release	Page 6
February 26, 2009
Non-GAAP Reconciliation

	Three Months Ended December 31, 2008
	(in thousands except per share data)
	(including effects of rounding)
		Integration,
		merger, and
		restructuring	Goodwill
	Non-GAAP (4)	expense (1)	Impairment (2)	GAAP
Revenues	$123,026	$—	$—	$123,026
EBITDA	57,948	(6,759)	(13,667)	37,522
Pre tax income (loss)	29,742	(6,759)	(13,667)	9,316
Net income (loss)	18,213	(4,300)	(13,667)	246
Diluted earnings (loss) per share	0.42	(0.10)	(0.31)	0.01

	Twelve Months Ended December 31, 2008
	(in thousands except per share data)
	(including effects of rounding)
		Integration,
		merger, and
		restructuring	Goodwill
	Non-GAAP (4)	expense (1)	Impairment (2)	GAAP
Revenues	$415,404	$—	$—	$415,404
EBITDA	175,048	(24,427)	(13,667)	136,954
Pre tax income (loss)	95,135	(24,427)	(13,667)	57,041
Net income (loss)	58,020	(15,312)	(13,667)	29,041
Diluted earnings (loss) per share	1.49	(0.39)	(0.35)	0.75

	Twelve Months Ended December 31, 2007
	(in thousands except per share data)
	(including effects of rounding)
		Debt
		extinguishment
	Non-GAAP (4)	expense (3)	GAAP
Revenues	$318,302	$—	$318,302
EBITDA	129,865	—	129,865
Pre tax income (loss)	83,810	(11,224)	72,586
Net income (loss)	51,078	(6,902)	44,176
Diluted earnings (loss) per share	1.41	(0.19)	1.22

(1)	Integration, merger and restructuring expense in 2008, represents those costs that we accrued in connection with the merger with MSG and the charge for those costs that we wrote down in connection with the restructuring of our manufacturing operations as a result of the MSG merger and is excluded in the Non-GAAP presentation.

(2)	Goodwill impairment in 2008 represents the estimated non-cash write-off of portions of goodwill relating to our U.K. and Netherlands operations and is excluded in the Non-GAAP presentation.

(3)	Debt extinguishment expense in 2007 represents deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9.5% Senior Notes that we redeemed and is excluded in the Non-GAAP presentation.

(4)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

Mobile Mini, Inc. News Release	Page 7
February 26, 2009
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	December 31, 2008	December 31, 2007

	(audited)	(audited)
ASSETS
Cash	$3,184	$3,703
Receivables, net	61,424	37,221
Inventories	26,577	29,431
Lease fleet, net	1,078,156	802,923
Property, plant and equipment, net	88,509	55,363
Deposits and prepaid expenses	13,287	11,334
Other assets and intangibles, net	35,063	9,086
Goodwill	492,657	79,790

Total assets	$1,798,857	$1,028,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$21,433	$20,560
Accrued liabilities	86,214	38,941
Lines of credit	554,532	237,857
Notes payable	1,380	743
Obligations under capital leases	5,497	10
Senior notes, net	345,797	149,379
Deferred income taxes	134,786	123,471

Total liabilities	1,149,639	570,961

Commitments and contingencies
Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 and 0 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	153,990	—

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 35,314 and 34,573 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	375	367
Additional paid-in capital	328,696	278,593
Retained earnings	242,935	213,894
Accumulated other comprehensive(loss) income	(37,478)	4,336
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	495,228	457,890

Total liabilities and stockholders’ equity	$1,798,857	$1,028,851

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241		www.mobilemini.com